SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 27, 2002


                         ARIZONA PUBLIC SERVICE COMPANY
             (Exact name of registrant as specified in its charter)


           Arizona                      1-4473                  86-0011170
(State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)              File Number)         Identification Number)


400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona          85004
        (Address of principal executive offices)                (Zip Code)


                                 (602) 250-1000
              (Registrant's telephone number, including area code)


                                      NONE
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

ARIZONA ELECTRIC INDUSTRY RESTRUCTURING

     Under Arizona Corporation Commission ("ACC") electric competition rules and a 1999 settlement agreement approved by the ACC, Arizona Public Service Company ("APS" or the "Company") was required to transfer all of its competitive electric assets and services to an unaffiliated party or to a separate corporate affiliate on or before December 31, 2002. Consistent with that requirement, APS has been addressing the legal and regulatory requirements necessary to complete the transfer of its generation assets to Pinnacle West Energy Corporation ("Pinnacle West Energy") on or before that date. On August 27, 2002, the ACC held an open meeting to consider "Track A Issues" in the consolidated ACC docket related to retail electric competition in Arizona. See Note 5 to Condensed Financial Statements in the APS Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 for information regarding the consolidated ACC docket and related matters.

     At the open meeting, the ACC determined, among other things, that APS would not be permitted to transfer its generation assets. The ACC also determined that if, as a result of this decision, APS wishes to acquire certain generation assets from Pinnacle West Energy, as suggested in a July 11, 2002 letter from APS to the ACC, APS should file appropriate applications on this matter for ACC consideration. With respect to the competitive bidding process required by the electric competition rules ("Track B Issues"), the ACC stated that "the [Pinnacle West Energy] assets that APS may seek to transfer from [Pinnacle West Energy] to itself shall not be counted as APS assets in determining the amount, timing, and manner of the competitive solicitation." The ACC ordered the development of a competitive solicitation process that can begin by March 1, 2003. APS intends to file a motion for reconsideration of the ACC's decision.

     The ACC has not yet issued the written order reflecting its decision.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ARIZONA PUBLIC SERVICE COMPANY
                                        (Registrant)


Dated: August 29, 2002                  By: Michael V. Palmeri
                                            ------------------------------------
                                            Michael V. Palmeri
                                            Vice President, Finance